Exhibit 10.11

APUS NON-QUALIFIED PLAN

American Public University System ("APUS") hereby adopts the APUS Non-Qualified Plan effective February 1, 2013 (the “Effective Date”).

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

"Account" means the bookkeeping account maintained by the Company on behalf of each Participant pursuant to this Plan.  The sum of each Participant's Sub-Accounts, in the aggregate, shall constitute his Account.  The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

"Affiliated Group" means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language "more than 50 percent" is used instead of "at least 80 percent" each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), "more than 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation.   Such term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.

"Beneficiary" or "Beneficiaries" means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire vested amount credited to his Account.

"Beneficiary Designation Form" means the form established from time to time by the Company (in a paper or electronic format) that a Participant completes, signs and returns to the Company to designate one or more Beneficiaries.

"Board" means the Board of Directors of the Company.

"Change in Control" means the occurrence of a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A of the Code.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commencement Date" has the meaning given to such term in Section 2.3.

"Company" means American Public University System and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of American Public University System with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

"Company Contribution" means the amounts credited to a Participant’s Account pursuant to Sections 3.1 and 3.2.

"Eligible Employee" has the meaning given to such term in Section 2.1.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Matching Contribution" means the amounts credited to a Participant’s Account pursuant to Section 3.1.

"Nonelective Contribution" means the amounts credited to a Participant’s Account pursuant to Section 3.2.

"Participant" means any Eligible Employee who (i) received a credit to his Account pursuant to Section 3.1 or 3.2 hereof, and (ii) in conjunction with his Beneficiary, has not received a complete payment of the vested amount credited to his Account.

"Plan" means this deferred compensation plan, which shall be known as the APUS Non-Qualified Plan.

"Separation from Service" means a termination of employment or service with the Affiliated Group in such a manner as to constitute a "separation from service" as defined under Section 409A of the Code.  For this purpose, the employment relationship is treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the Affiliated Group under an applicable statute or by contract.  For purposes of this definition, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Affiliated Group.  If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.  Upon a sale or other disposition of the assets of the Company or any member of the Affiliated Group to an unrelated purchaser, the Company reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

"Specified Employee" means, as of any date, a "specified employee", as defined in Section 409A of the Code (as determined under the Company's policy for determining specified employees on the relevant date), of the Company or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

"Sub-Account" means each bookkeeping Sub-Account maintained by the Company on behalf of each Participant pursuant to Section 2.4.

"Unforeseeable Emergency" means an "unforeseeable emergency" as defined under Section 409A of the Code.

ARTICLE II
ELIGIBILITY; SUB-ACCOUNTS

2.1.           Selection by Company.  Participation in the Plan is limited to those employees of the Affiliated Group who are (i) expressly selected by the Company (or its designee), in its sole discretion, to participate in the Plan, and (ii) a member of a "select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA (the "Eligible Employees").  In lieu of expressly selecting Eligible Employees for Plan participation, the Company may establish eligibility criteria providing for participation of all Eligible Employees who satisfy such criteria.  The Company may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.

2.2.           Enrollment Requirements.  As a condition to participation, each selected Eligible Employee shall complete, execute and return to the Company such forms as may be required by the Company, including but not limited to an Investment Election Form and Beneficiary Designation Form, no later than the date or dates specified by the Company.  In addition, the Company may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3.           Commencement Date.  Each Eligible Employee shall commence participation on the date designated by the Company (the "Commencement Date").  A Participant shall have no right to receive credits of Company Contributions under the Plan prior to his Company Contribution Commencement Date.

2.4.           Sub-Accounts.

(a)           Establishment.  The Company shall establish and maintain separate Sub-Accounts for each Participant, as applicable, for each year in which the Company makes one or more Company Contributions on behalf of a Participant.  Amounts credited to each Sub-Account shall commence to be paid following the Participant's Separation from Service  or death, as provided in Article V.

(b)           Adjustments.

(i)           A Participant's Sub-Accounts shall be credited with Company Contributions, if any, in accordance with Article III hereof.  Company Contributions shall be treated as if they were set aside in a Sub-Account on the date specified by the Company in its sole discretion.

(ii)           A Participant's Sub-Accounts shall be credited with gains, losses and earnings as provided in Article IV hereof and shall be debited for any payments made to the Participant as provided in Article V hereof.

2.5.           Termination of Company Contributions.  An individual's right to receive credits of Company Contributions shall cease on the date provided by the Company in its sole discretion.

ARTICLE III
COMPANY CONTRIBUTIONS

3.1.           Matching Contributions.  Each calendar year, the Company shall credit to any Eligible Employee's Matching Contributions Sub-Account a Matching Contribution equal to the difference between (1) the matching contribution that such Participant would have received for the calendar year under the APUS 401(k) Plan had the limitation under Code Section 401(a)(17) not applied to such Plan and the (2) the matching contribution that such Participant received under the APUS 401(k) Plan for such calendar year.

3.2.           Nonelective Contributions.  For each calendar year, the Company, in its sole discretion, may make one or more Nonelective Contributions to an Eligible Employee's Account.  The amount so credited to an Eligible Employee may be smaller or larger than an amount credited to any other Eligible Employee, and the amount credited to any Employee for a year may be zero even though one or more Eligible Employees receives a Nonelective Contribution for that year.

3.3.           Vesting. Each Participant shall at all times have a fully vested and non-forfeitable interest in his Matching Contributions.  Each Participant’s Nonelective Contributions Sub-Account shall be subject to such vesting schedule as may be determined by the Company from time to time.  The vesting schedule need not be the same for each Participant.  Generally, a Nonelective Contribution may be (i) fully vested immediately or, (ii) fully vested on the date following three (3) calendar years after such Nonelective Contribution is deposited into trust.  Notwithstanding the above, any Nonelective Contribution Sub-Account that is subject to a vesting schedule shall become fully vested upon the Participant’s death, Separation from Service upon attaining age 65 or a Change in Control.

ARTICLE IV
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS

4.1.           Crediting of Gains, Losses and Earnings.  To the extent provided by the Company in its sole discretion, each Participant's Account will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment deferral crediting options and procedures established from time to time by the Company.  The Company specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time.

4.2.           Limitation of Rights with Respect to Investments.  By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto.  Any amounts credited to a Participant's Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Company in its sole discretion.

ARTICLE V
PAYMENTS

5.1.           Date and Form of Payment of Account.  Except as otherwise provided in this Article V, the vested amounts credited to a Participant's Account shall commence to be paid on the 17th day of the month following the month of the Participant's Separation from Service.  The amounts credited to the Account shall be paid in the form of a single lump sum payment.

5.2.           Mandatory Six-Month Delay.  Except as otherwise provided in Sections 5.5(a), 5.5(b) and 5.5(c), in no event may payments from an Account commence prior to the first business day of the seventh month following the Participant's Separation from Service (or if earlier, upon the Participant's death).  This provision shall only apply to a payment made under the Plan if the stock of the Company or the stock of a member of the Affiliated Group is traded on an established securities market.

5.3.           Death of Participant.

(a)           Each Participant shall file a Beneficiary Designation Form with the Company at the time the Participant files an Investment Election Form (or such other date as specified by the Company on the Beneficiary Designation Form).  A Participant's Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Company that bears the latest date at the time of the Participant's death shall govern.  If a Participant fails to properly designate a Beneficiary in accordance with this Section 5.3(a), then his Beneficiary shall be his estate.

(b)           In the event of the Participant's death, the amount of the Participant's vested Sub-Accounts shall be paid to the Beneficiary or Beneficiaries designated on a Beneficiary Designation Form in a single lump sum within 90 days of the Participant's death.

5.4.           Withdrawal Due to Unforeseeable Emergency.  A Participant shall have the right to request, on a form provided by the Company, an accelerated payment of all or a portion of his Account in a lump sum if he experiences an Unforeseeable Emergency.  The Company shall have the sole discretion to determine, in accordance with the standards under Section 409A of the Code, whether to grant such a request and the amount to be paid pursuant to such request.

(a)           Determination of Unforeseeable Emergency.  Whether a Participant is faced with an unforeseeable emergency permitting a payment under this Section 5.4 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.   Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment).

(b)           Payment of Account.  Payment shall be made within thirty (30) days following the determination by the Company that a withdrawal will be permitted under this Section 5.4, or such later date as may be required under Section 5.2 hereof.

5.5.           Discretionary Acceleration of Payments.  To the extent permitted by Section 409A of the Code, the Company may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)           Domestic Relations Orders.   The Company may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)           Conflicts of Interest.  The Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government.  Additionally, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)           Employment Taxes.  The Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)           Limited Cash-Outs.  Subject to Section 5.2 hereof, the Company may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant's interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e)           Payment Upon Income Inclusion Under Section 409A.  Subject to Section 5.2 hereof, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)           Certain Payments to Avoid a Nonallocation Year under Section 409(p). Subject to Section 5.2 hereof, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g)           Payment of State, Local, or Foreign Taxes. Subject to Section 5.2 hereof, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant.  Additionally, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h)           Certain Offsets.  Subject to Section 5.2 hereof, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i)           Bona Fide Disputes as to a Right to a Payment.  Subject to Section 5.2 hereof, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant's right to the deferred amount.

(j)           Plan Terminations and Liquidations.  Subject to Section 5.2 hereof, the Company may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 7.2 hereof.

(k)           Other Events and Conditions.  Subject to Section 5.2 hereof, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in this Plan, including but not limited to this Section 5.5 and Section 7.2 hereof, the Company may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

5.6.           Delay of Payments. To the extent permitted under Section 409A of the Code, the Company may, in its sole discretion, delay payment under any of the following circumstances, provided that the Company treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)           Federal Securities Laws or Other Applicable Law.  A Payment may be delayed where the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b)           Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.7.           Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Company may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article V, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern.  Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

5.8.           Discharge of Obligations.  The payment to a Participant or his Beneficiary of his Account in a single lump sum pursuant to this Article V shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Account.

ARTICLE VI
ADMINISTRATION

6.1.           General.  The Company (or its designee) shall be responsible for the general administration of the Plan and for carrying out the provisions hereof.  In general, the Company shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Company shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the Company shall deem advisable in the administration of the Plan.  The actions taken and the decisions made by the Company hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries.

6.2.           Compliance with Section 409A of the Code.

(c)           It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent.

(d)           Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed.  Neither the Company (nor its designee), the other members of the Affiliated Group, their respective directors, officers, employees and advisors or, the Board shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(e)           Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

6.3.           Claims Procedure.  In accordance with the provisions of Section 503 of ERISA, this Plan provides the following procedure, to be construed be in accordance with regulations issued by the Secretary of Labor, 29 C.F.R. 2560.503-1, as the Plan’s claims procedure.  Any Participant or Beneficiary (a “Claimant”) who believes that he is entitled to a benefit under the Plan which he has not received because the Company has denied the benefit in whole or in part, may file with the Company a written claim specifying the basis of his complaint and the facts upon which he relies in making such claim.  Such claim must be signed by the Claimant or his authorized representative and shall be deemed filed when received by the Company.  The claim shall be reviewed by a single member of the Company.  Unless such claim is allowed in total, the Company shall respond in writing to the Claimant advising him of the total or partial denial of his claim.  Such notice shall include:

The specific reason or reasons for the denial of the claim;

Specific reference to the provisions of the Plan upon which the denial of the claim was based;

A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

A notice that Claimants have the opportunity to submit written comments, documents, records or other information relating to the claim;

A notice that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

An explanation of the review procedure and that an appeal must be pursued no later than sixty (60) days following receipt of notice of an adverse benefit determination.

Within sixty (60) days after the receipt of a notice of an adverse benefits determination, the Claimant can appeal such denial by filing with the Company a written request for the review of the claim.  The Company shall conduct a full and fair review of the claim and mail to the Claimant not later than sixty (60) days after receipt of the appeal a written decision on the matter based upon the facts and pertinent provisions of the Plan.  The decision of the Company on appeal shall include:

The specific reason or reasons for the denial of the claim;

Specific reference to the provisions of the Plan upon which the denial of the claim was based;

A notice that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

A statement of the Claimant’s right to bring an action under ERISA § 502(a), if the adverse benefit determination is sustained on appeal.

No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrate appeal process.  Any lawsuit must be filed no later than the earlier of one year after the Claimant's claim for benefit was denied or the date the cause of action first arose.

ARTICLE VII
AMENDMENT AND TERMINATION

7.1.           Amendment.  The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board.  Moreover, the Company may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan to the Company.  In no event shall any such action by the Board or Company adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or the Company, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code.  To the extent permitted by Section 409A of the Code, the Company may, in its sole discretion, modify the rules applicable to Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

7.2.           Payments Upon Termination of Plan.  In the event that the Plan is terminated, the amounts allocated to a Participant's Sub-Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.   Notwithstanding the preceding sentence, and subject to Section 6.2 hereof:

(c)           Liquidation; Bankruptcy.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts are included in the Participant's gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):  (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.

(d)           Change in Control.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary pursuant to an irrevocable action taken by the Board within the 30 days preceding or the 12 months following a Change in Control, provided that this paragraph will only apply if all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) immediately after the time of the Change in Control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and paid with respect to each Participant that experienced the Change in Control event, so that under the terms of the termination and payment all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

(e)           Discretionary Terminations.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code); (ii) The Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.

(f)           Other Events.  The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE VIII
MISCELLANEOUS

8.1.           Non-alienation of Deferred Compensation.  Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.  Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 5.5(a) hereof, the Company shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant's or Beneficiary's interest under this Plan to an "alternate payee" as defined in Section 414(p) of the Code.

8.2.           Participation by Employees of Affiliated Group Members.  Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Company's Board of Directors, adopt the Plan; provided that the Company's Board of Directors may waive the requirement that such board of directors or equivalent governing body effect such adoption.  By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Company of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate.  An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company.   The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to contributions related to his employment with such participating member, unless the Board otherwise determines that the Company shall be the obligor.

8.3.           Interest of Participant.

(c)           The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group.  Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees.  It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.  The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group's obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group.

(d)           In the event that, in the sole discretion of the Company, the Company and/or the other members of the Affiliated Group purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or the other members of the Affiliated Group to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom.  The Company and/or the other members of the Affiliated Group shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein.  A Participant's participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

8.4.           Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

8.5.           Severability.  The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

8.6.           Governing Law.  Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.

8.7.           Relationship to Other Plans.  The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Company for purposes of the Plan.

8.8.           Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

8.9.           Withholding of Taxes.  Subject to Section 5.6 hereof, to the extent required by the law in effect at the time payments are made, the Affiliated Group may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required.  The Affiliated Group shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Affiliated Group may be required to withhold with respect to amounts that the Company credits to a Participant's Account or (ii) deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant's Account.

8.10.           Electronic or Other Media.  Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Company may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Company and Participants and Beneficiaries.  Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

8.11.           Headings; Interpretation.  Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.  Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

8.12.           Participants Deemed to Accept Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Company or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

IN WITNESS WHEREOF, American Public University System has caused this instrument to be executed by its duly authorized officer on this 28th day of February, 2013.

AMERICAN PUBLIC UNIVERSITY SYSTEM

/s/ Michael E. White
By: Michael E. White, VP Tax & Budgeting